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                                                                EXHIBIT 23 (a)



                                  AUDITORS' CONSENT



The Board of Directors
Tenet Healthcare Corporation

    We consent to the incorporation by reference in the Registration Statement on Form S-3 of Tenet Healthcare Corporation of our reports dated July 25, 1997, with respect to the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 1996 and 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1997, and the related schedule, and to the reference to our firm under the heading "Experts" in the prospectus.


                                       KPMG PEAT MARWICK LLP



Los Angeles, California
December 10, 1997